Press Release

Investor Relations:
Patricia Aguirre
Hythiam, Inc.
(310) 444-4333
paquirre@hythiam.com

HYTHIAM GRANTED CONTINUED LISTING ON NASDAQ

LOS ANGELES, CALIFORNIA — December 1, 2009 — Hythiam, Inc. (NASDAQ:HYTM) today announced that on November 24, 2009, the Company received a letter from the NASDAQ Listing Qualifications Panel (the “Panel”) granting the Company’s request to remain listed on The NASDAQ Stock Market.  The Company’s continued listing is subject to the condition that, on or before February 24, 2010, the Company evidence stockholders’ equity of at least $10 million or achieve a market value of its listed securities of at least $50 million, either of which is the applicable minimum requirement the Company must meet for the continued listing of its securities on The NASDAQ Global Market.

The Panel’s determination follows a hearing on October 15, 2009, at which the Panel considered the Company’s plan to regain compliance with the stockholders’ equity requirement.  While the Company is working to satisfy the terms of the Panel’s decision, there can be no assurance that it will be able to do so.

About Hythiam®
Hythiam, Inc. provides, through its Catasys® offering, behavioral health management services to health plans, employers and unions through a network of licensed and company managed healthcare providers.  The Catasys substance dependence program is built around medical and psychosocial interventions, including the patented PROMETA® Treatment Program for alcoholism and stimulant dependence.  The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is also available on a private-pay basis through licensed treatment providers and company managed treatment centers.  Hythiam does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA Treatment Program.  For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, lack of statistically significant formal research studies, the risk that substance dependence solutions might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by Hythiam, Inc. with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

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